Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Selina Hospitality PLC on Form S-8 of our report dated March 29, 2022, which includes an explanatory paragraph as to BOA Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of BOA Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of BOA Acquisition Corp. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 6, 2023